As Filed With the Securities and Exchange Commission on March 5, 2010

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

SUPERMEDIA INC.

(Exact name of Registrant as specified in its charter)

Delaware	20-5095175
(State or other jurisdiction of incorporation or organization)	(I.R.S Employer Identification No.)

2200 West Airfield Drive, DFW Airport, Texas	75261
(Address of Principal Executive Offices)	(Zip Code)

2009 Long-Term Incentive Plan

(Full title of the plan)

Cody Wilbanks

Executive Vice President – General Counsel and Secretary

SuperMedia Inc.

2200 West Airfield Drive

DFW Airport, Texas 75261

(972) 453-7000

(Name, address, and telephone number, including area code, of agent for service)

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐

Non-accelerated filer ☒	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee (2)
Common Stock, $0.01 par value per share	1,500,000	$41.78	$62,670,000	$4,468.37

(1)  This Registration Statement also covers an additional indeterminable number of shares as may be required pursuant to the 2009 Long-Term Incentive Plan in the event of a stock dividend, stock split, recapitalization, exchange of shares, or other similar change in SuperMedia Inc.’s Common Stock (the “Common Stock”).

(2)  The price is estimated solely for the purpose of calculating the registration fee and is based on the average of high and low prices of the Common Stock on the NASDAQ Global Market on February 26, 2010, in accordance with Rule 457 (c) and (h) of the Securities Act of 1933, as amended (the “Securities Act”).

EXPLANATORY NOTE

On December 31, 2009, SuperMedia Inc. (formerly known as Idearc Inc.) (the “Company” or “Registrant”) emerged from Chapter 11 proceedings pursuant to the First Amended Joint Plan of Reorganization dated December 21, 2009 (the “Plan”).  The Plan was confirmed by an order of the United States Bankruptcy Court for the Northern District of Texas, Dallas Division on December 22, 2009.

The common stock, par value $0.01 per share (“Common Stock”) being registered pursuant to this Registration Statement on Form S-8 is being issued under our Amended and Restated Certificate of Incorporation filed with the State of Delaware pursuant to the Plan.

The financial information incorporated by reference into this Registration Statement reflects our historical consolidated results of operations and financial condition for the periods presented. That financial information for periods prior to our emergence from bankruptcy does not fully reflect, among other things, the effects of the transactions contemplated in the Plan or the impact of the adoption of fresh-start accounting, which we have adopted, effective upon our emergence from bankruptcy. As a result, historical financial information for periods prior to our emergence from bankruptcy will not be representative of our results of operations or financial condition after the effective date of the Plan.

Part I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The document(s) containing the information required in Part I of Form S-8 will be sent or given to participants in the Company’s 2009 Long-Term Incentive Plan, as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”).  In accordance with Rule 428 of the Securities Act and the introductory note to Part I of Form S-8, such documents are not being filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act.  These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

The Registrant is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and, in accordance therewith, files reports and other information with the Commission.  The following documents, or portions thereof, filed by the Registrant with the Commission pursuant to the Exchange Act, are incorporated by reference in this Registration Statement:

(a)           The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2009 filed on February 26, 2010;

(b)           The Registrant’s Current Reports on Form 8-K, filed on January 6, 2010, January 25, 2010, February 16, 2010 and March 3, 2010;

(c)           All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Registrant’s Form 10-K referred to in (a) above (other than information contained in Current Reports on Form 8-K that is furnished, but not filed); and

(d)           The description of the Registrant’s Common Stock contained in the Registrant’s Registration Statement on Form 8-A filed on December 30, 2009, File No. 001-32939 and the description of the Registrant’s Series A Junior Participating Preferred Stock contained in the Registrant’s Registration Statement on Form S-8 filed on March 3, 2010, File No. 001-32939.

All other documents filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment that (i) indicates that all securities offered under this Registration Statement have been sold, or (ii) deregisters all securities then remaining unsold under this Registration Statement, shall be deemed to be incorporated by reference into this Registration Statement and to be a part of this Registration Statement from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference in this Registration Statement will be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document that is also incorporated by reference herein modifies or supersedes such statement.  Any statement contained in this Registration Statement shall be deemed to be modified or superseded to the extent that a statement contained in a subsequently filed document that is or is deemed to be incorporated by reference herein modifies or supersedes such prior statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.  Description of Securities.

Not applicable.

Item 5.  Interest of Named Experts and Counsel.

Not applicable.

Item 6.  Indemnification of Directors and Officers.

Article VII of the Registrant’s Amended and Restated Certificate of Incorporation limits the liability of and provides indemnification for the Registrant’s directors and officers.  Specifically, Article VII provides in part that:

The Corporation hereby eliminates, to the fullest extent permitted by law (as contemplated by Section 102(b)(7) of the DGCL), the personal liability of any person who serves as a director of the Corporation to the Corporation and/or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that this Article VII shall not eliminate or limit the liability of a director: (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for any acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit.  If the DGCL is hereafter amended to authorize further elimination or limitation of the liability of directors, then the liability of a director of the Corporation, in addition to the elimination or limitation on personal liability provided herein, shall be limited to the fullest extent permitted by the amended

DGCL.  Any repeal or modification of this Section A of Article VII by the stockholders of the Corporation shall be prospective only, and shall not adversely affect any elimination or limitation on the personal liability of a director of the Corporation existing at the time of such repeal or modification.

The Corporation, to the fullest extent permitted or required by the DGCL or other applicable law, as the same exists or may hereafter be amended (but, in the case of any such amendment, unless applicable law otherwise requires, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior to such amendment), shall indemnify and hold harmless any person who is or was made a party, or is threatened to be made a party, or who is or was involved in any manner (including, without limitation, as a witness), in any threatened, pending or completed investigation, claim, action, suit or proceeding, whether civil, criminal, administrative, or investigative (including, without limitation, any action, suit or proceeding by or in the right of the Corporation to procure a judgment in its favor) (collectively, a “Proceeding”), by reason of the fact that such person, or a person of whom he or she is or was the legal representative, is or was a director or officer of the Corporation, or who while a director or officer of the Corporation is or was serving at the request of the Corporation as a director, officer, partner, principal, member, manager, fiduciary, employee, trustee or agent of another corporation or of a partnership, limited liability company, joint venture, trust or other enterprise (including service with respect to employee benefit plans maintained or sponsored by the Corporation) (collectively, an “Indemnitee”), whether the basis of such Proceeding is alleged action in an official capacity as a director, officer, partner, principal, member, manager, fiduciary, employee, trustee or agent or in any other capacity while serving as a director, officer, partner, principal, member, manager, fiduciary, employee, trustee or agent, against all expenses, liabilities and losses (including, without limitation, attorneys’ fees, costs, charges and related disbursements, judgments, fines, taxes, excise taxes or penalties under the Employee Retirement Income Security Act of 1974, as amended from time to time, penalties, and amounts paid or to be paid in settlement) (collectively, “Expenses”) actually and reasonably incurred by the Indemnitee in connection with such Proceeding; provided, however, that, except as provided in this Article VII with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify an Indemnitee in connection with a Proceeding (or part thereof) initiated by or on behalf of such Indemnitee only if the initiation of such Proceeding (or part thereof) was authorized by the Board.  Each person who is or was serving as a director, officer, partner, principal, member, manager, fiduciary, employee, trustee or agent of a subsidiary of the Corporation shall be deemed to be serving, or have served, at the request of the Corporation.

Article VI of the Registrant’s Amended and Restated Bylaws provides for the indemnification of the Registrant’s directors and officers.  Specifically, Article VI provides in part that:

The corporation, to the fullest extent permitted or required by the General Corporation Law of the State of Delaware (the “DGCL”) or other applicable law, as the same exists or may hereafter be amended (but, in the case of any such amendment, unless applicable law otherwise requires, only to the extent that such amendment permits the corporation to provide broader indemnification rights than such law permitted the corporation to provide prior to such amendment), shall indemnify and hold harmless any person who is or was made a party, or is threatened to be made a party, or who is or was involved in any manner (including, without limitation, as a witness), in any threatened, pending or completed investigation, claim, action, suit or proceeding, whether civil, criminal, administrative, or investigative (including, without limitation, any action, suit or proceeding by or in the right of the corporation to procure a judgment in its favor) (collectively, a “Proceeding”), by reason of the fact that such person, or a person of whom he or she is or was the legal representative, is or was a director or officer of the corporation, or who while a director or officer of the corporation is or was serving at the request of the corporation as a director, officer, partner, principal, member, manager, fiduciary, employee, trustee or agent of another corporation or of a partnership, limited liability company, joint venture, trust or other enterprise (including service with respect to employee benefit plans maintained or sponsored by the corporation) (collectively, an “Indemnitee”), whether the basis of such Proceeding is alleged action in an official capacity as a director, officer, partner, principal, member, manager, fiduciary, employee, trustee or agent or in any other capacity while serving as a director, officer, partner, principal, member, manager, fiduciary, employee, trustee or agent, against all expenses, liabilities and losses (including, without limitation, attorneys’ fees, costs, charges, and related disbursements, judgments, fines, taxes, excise taxes or penalties under the Employee Retirement Income Security Act of 1974, as amended from time to time, penalties and amounts paid or to be paid in settlement) (collectively, “Expenses”) actually and reasonably incurred by the Indemnitee in connection with such Proceeding; provided, however, that, except as provided in this Article VI with respect to proceedings to enforce rights to indemnification, the corporation shall indemnify an Indemnitee in connection with a Proceeding (or part thereof) initiated by or on behalf of such Indemnitee only if the initiation of such Proceeding (or part thereof) was authorized by the board of directors.  Each person who is or was serving as a director, officer, partner, principal, member, manager, fiduciary, employee, trustee or agent of a subsidiary of the Corporation shall be deemed to be serving, or have served, at the request of the Corporation.

Section 145 of the DGCL permits the Registrant, in certain circumstances, to indemnify any present or former director, officer, employee, or agent of the Registrant against judgments, penalties, fines, settlements, and reasonable expenses incurred in connection with a proceeding in which any such person was, is, or is threatened to be, made a party by reason of holding such office or position.  The DGCL also permits the Registrant to purchase director and officer liability insurance against such liabilities.

The Registrant maintains director and officer liability insurance and has entered into indemnification agreements with its officers and directors.  A form of the indemnification agreement is filed as Exhibit 10.7 to the Registrant’s Current Report on Form 8-K, filed January 6, 2010.

Item 7.  Exemption from Registration Claimed.

Not applicable.

Item 8.  Exhibits.

Exhibit No.	Description
4.1	Amended and Restated Certificate of Incorporation (incorporated herein by reference to Exhibit 3.1 to the Registrant’s Registration Statement on Form 8-A, filed December 30, 2009)

4.2	Second Amended and Restated Bylaws (incorporated herein by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K, filed January 25, 2010)

4.3

Certificate of Designations, Preferences and Rights of Series A Junior Participating Preferred Stock (incorporated herein by reference to Exhibit 4.1 to the Registrant’s Registration Statement on Form 8-A filed on March 3, 2010)

4.4

Rights Agreement, dated March 3, 2010, between the Registrant and Mellon Investor Services LLC (incorporated herein by reference to Exhibit 4.2 to the Registrant’s Registration Statement on Form 8-A, filed on March 3, 2010)

5.1*	Opinion of Fulbright & Jaworski L.L.P.

23.1*	Consent of Fulbright & Jaworski L.L.P. (contained in Exhibit 5.1)

23.2*	Consent of Ernst & Young LLP

24.1*	Power of Attorney (included on signature page)

24.2*	Power of Attorney for Robin Domeniconi and John Slater

99.1	2009 Long-Term Incentive Plan (incorporated herein by reference to Exhibit 10.6 to the Registrant’s Current Report on Form 8-K, filed January 6, 2010)

* Filed herewith

Item 9.  Undertakings.

(a)           The Registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)            To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)           To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in this effective Registration Statement; and

(iii)          To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)           That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)           The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)           Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by the Registrant is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of DFW Airport, State of Texas, on March 5, 2010.

By:	/s/ Scott W. Klein
Scott W. Klein
Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints CODY WILBANKS and TARA MACKEY, and each of them, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place, and stead, in any and all capacities, to sign or cause to be signed electronically, any and all amendments (including post-effective amendments, exhibits thereto, and other documents in connection therewith) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith (including any registration statement relating to this Registration Statement and filed pursuant to Rule 462(b) of the Securities Act of 1933, as amended (the “Securities Act”)), with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Scott W. Klein	Chief Executive Officer and Director
Scott W. Klein	(Principal Executive Officer)	March 5, 2010

/s/ Samuel D. Jones	Executive Vice President, Chief Financial Officer and Treasurer	March 5, 2010
Samuel D. Jones	(Principal Financial and Accounting Officer)

/s/ Edward J. Bayone	Director	March 5, 2010
Edward J. Bayone

/s/ Robert C. Blattberg	Director	March 5, 2010
Robert C. Blattberg

/s/ Charles B. Carden	Director	March 5, 2010
Charles B. Carden

*	Director	March 5, 2010
Robin Domeniconi

/s/ Thomas D. Gardner	Director	March 5, 2010
Thomas D. Gardner

/s/ David E. Hawthorne	Director	March 5, 2010
David E. Hawthorne

/s/ Thomas S. Rogers	Director	March 5, 2010
Thomas S. Rogers

*	Director	March 5, 2010
John Slater

*By:	/s/ Cody Wilbanks
Cody Wilbanks, Attorney-in-fact

EXHIBIT INDEX

Exhibit No.	Description
4.1	Amended and Restated Certificate of Incorporation (incorporated herein by reference to Exhibit 3.1 to the Registrant’s Registration Statement on Form 8-A, filed December 30, 2009)

4.2	Second Amended and Restated Bylaws (incorporated herein by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K, filed January 25, 2010)

4.3

Certificate of Designations, Preferences and Rights of Series A Junior Participating Preferred Stock (incorporated herein by reference to Exhibit 4.1 to the Registrant’s Registration Statement on Form 8-A, filed on March 3, 2010)

4.4

Rights Agreement, dated March 3, 2010, between the Registrant and Mellon Investor Services LLC (incorporated herein by reference to Exhibit 4.2 to the Registrant’s Registration Statement on Form 8-A, filed on March 3, 2010)

5.1*	Opinion of Fulbright & Jaworski L.L.P.

23.1*	Consent of Fulbright & Jaworski L.L.P. (contained in Exhibit 5.1)

23.2*	Consent of Ernst & Young LLP

24.1*	Power of Attorney (included on signature page)

24.2*	Power of Attorney for Robin Domeniconi and John Slater

99.1	2009 Long-Term Incentive Plan (incorporated herein by reference to Exhibit 10.6 to the Registrant’s Current Report on Form 8-K, filed January 6, 2010)

* Filed herewith